Exhibit 10.1

1 January 2017

Mr Cheong Chia Chou

S/7579335I

Dear Mr Cheong,

APPOINTMENT AS INDEPENDENT GROUP MANAGING DIRECTOR

We are pleased to appoint you as the Independent Group Managing Director of Pictureworks Group effective from 1 January 2017. This appointment is being formalised through this letter of appointment covering the terms and conditions of your appointment.

1.	Term

There will be a non-defined term period of your appointment as an Independent Managing Director of the Company. You may cease to hold the office as an Independent Managing Director at any time that you resign by a written notice.

2.	Director Fee

You will receive a director fee of S$120,000.00 per annum at the closure of each calendar year.

3.	Role, Duties and Liabilities

(a)	You shall render professional consulting services with regard to the development of strategic aims, formalisation of leadership framework, values and standards of the Company.

(b)	You shall exercise your duties with independent judgement.

(c)	You shall act in good faith in order ot promote the objects of the Company for the benefits of its members as a whole, and in the best interests of the Company, its employees and the stakeholders.

4.	Confidentiality

All information acquired during your appointment is confidential to the Company and should not be released, either during your appointment or following termination, to third parties.

Yours Sincerely,

/s/ Jenny Tay
Jenny Tay (Ms)
Group Chief Executive Officer Pictureworks Group

Pictureworks Pte Ltd

Blk 4008 Ang Mo Kio Avenue 10 Techplace 1 #03-21 Singapore 569625

Tel: (65) 6456 6616         Fax: (65) 6456 6696

www.pictureworks.biz